EXHIBIT 10.4

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Company"), and GREGORY D. BRENNEMAN ("Executive").

                      W I T N E S S E T H:

     WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of November 15, 1995, as amended by Amendment to Employment Agreement dated as of April 19, 1996 and Amendment to Employment Agreement dated as of September 30, 1996 (as so amended, the "Existing Agreement"); and

     WHEREAS, Air Partners, L.P., its partners and certain affiliates have entered into an Investment Agreement dated as of January 25, 1998, as amended, with Northwest Airlines Corporation and its affiliate (the "Investment Agreement"), which investment agreement provides for the acquisition by an affiliate of Northwest Airlines Corporation of beneficial ownership of the Class A common stock and warrants held by Air Partners, L.P., subject to certain conditions; and

     WHEREAS, the acquisition by an affiliate of Northwest Airlines Corporation of beneficial ownership of the Class A common stock held by Air Partners, L.P. contemplated by the Investment Agreement (the "Acquisition") will, upon the closing thereof, constitute a Change in Control for purposes of the Company's 1994 Incentive Equity Plan, as amended, the Company's 1997 Stock Incentive Plan, as amended, the Company's Executive Bonus Program and the Existing Agreement; and

     WHEREAS, the Human Resources Committee and the Board of Directors of the Company have deemed it advisable and in the best interests of the Company and its stockholders to assure management continuity for the Company and, consistent therewith, have authorized the execution, delivery and performance by the Company of this Agreement;

     WHEREAS, in connection therewith, the parties desire to amend the Existing Agreement and restate it, as so amended, in its entirety as this Agreement, effective as of the Effective Date (as defined below);

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be the date of the closing of the Acquisition contemplated by the Investment Agreement.

     1.2 Positions. From and after the Effective Date, Company shall employ Executive in the positions of President and Chief Operating Officer of Company, or in such other positions as the parties mutually may agree, and shall, for the full term of Executive's employment hereunder, cause Executive to be nominated for election as a director of Company and use its best efforts to secure such election.

     1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and, if elected, as a director of Company and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a five-year period beginning on the Effective Date. Said term of employment shall be extended automatically for an additional successive five-year period as of the fifth anniversary of the Effective Date and as of the last day of each successive five-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such five-year term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the five-year term of employment during which such notice is given.

     2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

            (i)    upon Executive's death;

            (ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

            (iii) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to Company;

            (iv) upon the conviction of Executive for a felony or any crime involving moral turpitude; or

            (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

     2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

            (i) the assignment to Executive by the Board of Directors or other officers or representatives of Company of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the failure to elect or reelect Executive to any of the positions described in paragraph 1.2 or the removal of him from any such positions;

            (ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or titles from those applicable to him as of the Effective Date, including a change in the reporting structure so that Executive reports to someone other than the Chief Executive Officer or the Board of Directors;

            (iii) the occurrence of acts or conduct on the part of Company, its Board of Directors, or its officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

            (iv) Company requiring Executive to be permanently based anywhere outside a major urban center in Texas;

            (v) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

            (vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company, it being agreed that any reduction in Executive's then current annual base salary, or any reduction in Executive's annual cash bonus opportunity as a percentage of such base salary from that percentage in effect on the Effective Date (i.e, 0% to 125% of base salary) or any material change in the frequency of payment thereof or the performance factors on which such bonus is based, shall constitute a material breach by Company of this Agreement; or

            (vii) for any other reason whatsoever, in the sole discretion of Executive.

     2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.


ARTICLE 3:  COMPENSATION AND BENEFITS

     3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $575,000.00 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

     3.2 Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the maximum participation level made available to any Company executive (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation); provided that Company shall at all times maintain Executive's annual cash bonus opportunity as a percentage of his base salary in an amount which is at least as great as that in effect on the Effective Date (i.e, 0% to 125% of base salary) and shall not change in any material respect the payment frequency thereof or the performance factors on which such bonus is based.

     3.3 Life Insurance. During the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.7). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Termination Payment. To the extent that Company's purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, Company shall pay to Executive an additional payment (the "Policy Payment") in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the Termination Payment and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

     3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.


     3.5    Supplemental Executive Retirement Plan.

            (i) Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 1.6% times (b) the number of Executive's credited years of service (as defined below) under the Plan times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Airlines Retirement Plan beginning at January 1, 1995; provided, however, that if Executive is paid the Termination Payment under this Agreement, Executive shall be further credited with three (3) additional years of service under the Plan. For purposes hereof, Executive's final average compensation shall be equal to the greater of (1) $575,000 or (2) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding his termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of the Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, and (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998. All benefits under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date. For purposes hereof, "Retirement Date" is defined as the later of (A) the date on which Executive attains (or in the event of his earlier death, would have attained) age 65 or (B) the date of his retirement from employment with Company. If Executive is not married on the Retirement Date, benefits under the Plan will be paid to Executive during his lifetime in the form of the Base Benefit. If Executive is married on the Retirement Date, benefits under the Plan will be paid in the form of a joint and survivor annuity that is actuarially equivalent (as defined below) to the Base Benefit, with Executive's spouse as of the Retirement Date being entitled during her lifetime after Executive's death to a benefit (the "Survivor's Benefit") equal to 50% of the benefit payable to Executive during their joint lifetimes. In the event of Executive's death prior to the Retirement Date, his surviving spouse, if he is married on the date of his death, will receive beginning on the Retirement Date an amount equal to the Survivor's Benefit calculated as if Executive had retired with a joint and survivor annuity on the date before his date of death. The amount of any benefits payable to Executive and/or his spouse under the Continental Airlines Retirement Plan shall be offset against benefits due under the Plan. Executive shall be vested immediately with respect to benefits due under the Plan. If Executive's employment with Company terminates for any reason prior to the date which is the fifth anniversary of Executive's first date of employment by the Company , Company shall provide further benefits under the Plan to ensure that Executive is treated for all purposes as if he were fully vested under the Continental Airlines Retirement Plan.

            (ii) Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

            (iii) For purposes of the Plan, the terms "actuarial equivalent," or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of a different type or payable at a different age that can be provided at the same cost as such specified benefit, as computed by the Actuary. The actuarial assumptions used to determine equivalencies between different forms of annuities under the Plan shall be the 1984 Unisex Pensioners Mortality 50% male, 50% female calculation (with males set back one year and females set back five years), with interest at an annual rate of 7%. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or his spouse.

            (iv) Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan.

     3.6 Additional Disability Benefit. If Executive shall begin to receive long-term disability insurance benefits pursuant to a plan maintained by Company and if such benefits cease prior to Executive's attainment of age 65 and while Executive remains disabled, then Company shall immediately pay Executive upon the cessation of such benefits a lump-sum, cash payment in an amount equal to the Termination Payment. If Executive receives payment of a Termination Payment pursuant to the provisions of Article 4, then the provisions of this paragraph 3.6 shall terminate. If Executive shall be disabled at the time his employment with Company terminates and if Executive shall not be entitled to the payment of a Termination Payment pursuant to the provisions of Article 4 upon such termination, then Executive's right to receive the payment upon the occurrence of the circumstances described in this paragraph 3.6 shall be deemed to have accrued as of the date of such termination and shall survive the termination of this Agreement.

     3.7    Other Perquisites.  During his employment hereunder,
Executive shall be afforded the following benefits as incidences of his employment:

            (i) Automobile - Company will continue to lease an automobile (including replacements therefor) of Executive's choice for Executive's use in accordance with its current practices with respect thereto during the term of this Agreement. Company agrees to take such actions as may be necessary to permit Executive, at his option, to acquire title to any automobile subject to such a lease at the completion of the lease term by Executive paying the residual payment then owing under the lease.

            (ii) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel. Company shall also pay on behalf of Executive the expenses of one athletic club selected by Executive.

            (iii) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive's headquarters office and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice.

            (iv) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Flight Benefits and the like.
     Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Benefits without his consent.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

     4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph
2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that the Company shall pay Executive on or before the effective date of such termination a lump sum, cash payment in an amount equal to the Existing Severance, the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, and, if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under Company's 1998 Stock Incentive Plan (the "1998 Plan"), and other Awards (as defined in the 1998 Plan) made to Executive under the 1998 Plan, to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination, (ii) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment, (iii) provide Executive with Outplacement, Office and Related Services (as such term is defined in paragraph
4.7 and for the time periods described therein), and (iv) provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.7) for a period of three years beginning on the effective date of such termination.

     4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the Company shall pay Executive on or before the effective date of such termination a lump sum, cash payment in an amount equal to the Existing Severance, the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, and:

            (i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall provide Executive with the payments and benefits described in clauses (i) through (iv) of paragraph 4.1; and

            (ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall
     (1) cause all options and shares of restricted stock awarded to Executive, including, without limitation, any such awards under Company's 1998 Plan, and other Awards (as defined in the 1998 Plan) made to Executive under the 1998 Plan, to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination, and (2) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraph 3.3 or paragraph 3.6, as applicable.

     4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the Company shall pay Executive on or before the effective date of such termination a lump sum, cash payment in an amount equal to the Existing Severance, the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi), then Company shall provide Executive with the payments and benefits described in clauses (i) through (iv) of paragraph 4.1.

     4.4    Certain Additional Payments by Company.
Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under the Incentive Plan) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this
Article 4.

     4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment and the Existing Severance pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

     4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

            (i) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive's receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of his termination of employment, then such coverage shall be continued as provided in such plan upon the expiration of the period Continuation Coverage is to be provided pursuant to this Article 4. Notwithstanding any provision in this Article 4 to the contrary, Executive's entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

            (ii) "Existing Severance" shall mean the sum of three million eight hundred eighty-one thousand two hundred fifty dollars ($3,881,250), which sum represents the severance payable to Executive upon termination of employment by him after a Change in Control (as defined in the Existing Agreement) caused by the Acquisition under the Existing Agreement;

            (iii) "Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for Executive and his eligible family members (as such eligibility is in effect on the date hereof), a UATP card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any of its affiliates or any successor or successors thereto (a "Similar Card")) in Executive's name for charging flights (in any fare class) on the CO system for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, a Gold Elite OnePass Card (or similar highest category successor frequent flyer card) in Executive's name for use on the CO system, a membership for Executive and Executive's spouse in the Company's President's Club (or any successor program maintained in the CO system) and reimbursement (while an officer of the Company) of up to $10,000 annually for U.S. federal, state or local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare or other lowest available fare) for the applicable flight on the date of such flight, regardless of the actual fare class booked or flown, or as otherwise required by law);

            (iv) "Outplacement, Office and Related Services" shall mean (1) outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors (with such approval not to be unreasonably withheld), (2) appropriate and suitable office space at the Company's headquarters (although not on its executive office floor) or at a comparable location in downtown Houston for use by Executive, together with appropriate and suitable secretarial assistance, at Company's cost and for a period of three years beginning on the date of Executive's termination of employment, (3) a reserved parking place convenient to the office so provided and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice, at Company's cost and for as long as Executive retains a residence in Houston, Texas, and (4) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) currently enjoyed by Executive as a result of his position, to the extent then available for use by Executive, for a period of three years beginning on the date of Executive's termination of employment or a shorter period if such perquisites become unavailable to the Company for use by Executive; and

            (v) "Termination Payment" shall mean an amount equal to three times the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment and (2) a deemed annual bonus which shall be equal to the Bonus Percentage of the amount described in clause (1) of this paragraph 4.7(v). The "Bonus Percentage" shall be a percentage equal to the annual percentage of base salary (i.e., 0% to 125%) paid or payable to a participant under the Company's Executive Bonus Program (or any successor plan or program) with respect to the most recent fiscal year ended prior to Executive's termination of employment.

Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on Executive's UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.7(ii) hereof. Executive agrees that the credit availability under Executive's UATP card (or Similar
Card) may be suspended if Executive does not timely reimburse the Company as described in the foregoing sentence; provided, that, immediately upon the Company's receipt of Executive's reimbursement in full, the credit availability under Executive's UATP card (or
Similar Card) will be restored.   The sole cost to Executive of
flights on the CO system pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO system charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare or other lowest available fare) for the applicable flight on the date of such flight, regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive
as required by applicable law.   With respect to any period with
respect to which the Company is obligated to provide up to $10,000 of reimbursement for income taxes as described in paragraph 4.7(iii) above, Executive will provide to the Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit the Company to calculate accurately the amount to be so reimbursed to Executive, and Executive understands that the Company will not make any gross-up payment to Executive with respect to the income attributable to such reimbursement. Executive agrees that he will not resell or permit to be resold any tickets issued on the CO system in connection with the Flight Benefits. Executive shall be issued a UATP card (or Similar Card), a Gold Elite OnePass Card (or similar highest category successor frequent flyer card), a membership card in the Company's Presidents Club (or any successor program maintained in the CO system) for Executive and Executive's spouse, an appropriate flight pass identification card and an Employee Travel Card, each valid at all times during the term of Executive's Flight
Benefits.


ARTICLE 5:  MISCELLANEOUS

     5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Chase Bank of Texas N.A. (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

     5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Company to  :      Continental Airlines, Inc.
                              2929 Allen Parkway, Suite 2010
                              Houston, Texas  77019
                              Attention:  General Counsel

     If to Executive to :     Mr. Gregory D. Brenneman
                              31 Hollymead
                              The Woodlands, Texas  77381

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

     5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same
Agreement.

     5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

     5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

     5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.7(iv) and any awards under the Company's stock incentive or similar plans, and (ii) that certain Stay Bonus Agreement dated as of April 14, 1998 between Company and Executive, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, the Existing Agreement, but only from and after the Effective Date) are, as of the Effective Date, null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

     5.13 Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors and from the board of directors of any affiliate of Company.

     5.14 Executive Bonus Program. Executive agrees that the payment to Executive of the Existing Severance hereunder will not be deemed to be "in connection with circumstances which would permit such Participant to receive severance benefits pursuant to any contract of employment between such Participant and the Company or any of its subsidiaries" within the meaning of clause (d) of the last sentence of Section 5 of the Company's Executive Bonus Program, as in effect on the date hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of November, 1998, but to be effective as of the Effective Date.


                              CONTINENTAL AIRLINES, INC.



                              By: ___________________________
                              Name:  Jeffery A. Smisek
                              Title: Executive Vice President

                              "EXECUTIVE"



                              _______________________________
                              GREGORY D. BRENNEMAN



APPROVED:


_______________________________
Thomas J. Barrack, Jr.
Chair, Human Resources Committee